FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Supplementing the Preliminary Prospectus Supplement dated August 20, 2010
Registration Statement No. 333-158971
Dated August 20, 2010
WESTERN ALLIANCE BANCORPORATION
$75,000,000
10.00% Senior Notes Due 2015

Issuer:	Western Alliance Bancorporation

Notes Offered:	$75 million aggregate principal amount of 10.00% Senior Notes due 2015.

Type of Offering:	SEC Registered

Trade Date:	August 20, 2010

Settlement Date:	August 25, 2010 (T+3)

Maturity Date:	September 1, 2015

Coupon:	10.00%

Reference Treasury Benchmark:	1.75% due July 31, 2015

Reference Benchmark Yield:	1.421

Spread to Benchmark:	897 basis points

Price to Investors:	98.50% of principal amount

Re-offer Yield:	10.39%

Interest Payment Dates	Semi-annually on March 1 and September 1 of each year, commencing on March 1, 2011 to and including the maturity date

Underwriting discounts and commissions:	1.375% per note

Price to Western Alliance:	97.125%

Net Proceeds After Underwriting Discount and Commission:	$72,843,750

Day Count:	30/360

Redemption Provisions:	The notes are not subject to redemption or repayment prior to maturity and will not be subject to any sinking fund.

Authorized denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Underwriters:	Keefe, Bruyette & Woods, Inc. Goldman, Sachs & Co.

Global Note; Book-Entry System:	The notes will be issued only in fully registered form without interest coupons. The notes will be evidenced by a global note deposited with the trustee for the notes, as custodian for The Depository Trust Company, or DTC. Beneficial interests in the global note will be shown on, and transfers of those beneficial interest can only be made through, records maintained by the DTC and its participants.

Form of offering:	Firm commitment underwritten public offering pursuant to a registration statement on Form S-3 that was filed on May 4, 2009 and declared effective on May 8, 2009

CUSIP/ISIN	957638AB5 / US957638AB57
The issuer has filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Keefe, Bruyette & Woods toll free at (800) 966-1559 or Goldman, Sachs & Co. at (866) 471-2526.